SUB-ITEM 77(H)
CHANGES IN CONTROL OF REGISTRANT

On August 1, 2013, Registrant ceased to publicly offer shares of the Fountainhead Special Value Fund (the “Fund”). On September 30,2013, the Fund had no shareholders and ceased operations.